Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of February 3, 2021 (the “Effective Date”) by and between Scott Carmer (“Employee”) and NexImmune, Inc. (“Company”).

WHEREAS, Employee currently serves as Company’s Chief Executive Officer and Company and Employee desire that Employee continue to serve in such capacity pursuant to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term. This Agreement shall relate to the services of Employee commencing as of the Effective Date. This Agreement is terminable at-will; as such, this Agreement may be terminated by either party at any time, with or without Cause, subject to the terms and conditions set forth herein.

2. Nature of Position. Employee shall render full-time professional services to Company in the capacity of its Chief Executive Officer. Employee shall at all times to the best of his or her ability, perform all duties that may be required by virtue of his or her position, as set forth in Company’s by-laws or corporate policies.

3. Compensation; Benefits.

A. Salary. As of the Effective Date, and for so long as Employee continues to serve as an employee of the Company, Employee shall be entitled to a salary of $530,000.00 annually (“Annual Salary”), subject to adjustment for increase by the Board, which shall review Employee’s salary and performance on at least an annual basis. Employee’s salary shall be paid at regular intervals in accordance with Company’s standard payroll practices.

B. Stock Options. In further consideration of Employee’s services rendered under this Agreement, Company has previously granted Employee stock options pursuant to its stock incentive plan to purchase Common Stock of Company. Immediately prior to the date on which the Company’s Form S-1 becomes effective and the Company’s Common Stock commences trading on the NASDAQ exchange, the Company will grant you an option award to purchase up to 5,297,597 shares of the Company’s Common Stock under the Company’s 2021 Equity Incentive Plan. The shares subject to the Option will initially be unvested, with 25% of the shares becoming vested on the first anniversary of the grant date and with the remaining 75% of the shares vesting in equal monthly installments over the next 36 months on the monthly anniversary of the grant date.

C. Bonus. Employee shall be entitled to receive an annual bonus for each calendar year set by the Board in its sole discretion and based on such factors as the Board deems appropriate up to 50% of Employee’s then-current salary. Employee must be employed on the last day of the calendar year to earn and be paid the annual bonus, with such bonus determined in good faith and paid when bonuses are otherwise paid to employees; provided, however, that a pro-rata portion of such bonus will be paid to Employee in the event Employee’s employment ends prior to the last day of a calendar year due to Constructive Termination, death or disability.

D. Fringe Benefits. During the term of the agreement, Employee shall have the right to the following fringe benefits:

i.

Employee shall be eligible to participate in any incentive compensation plan, pension or profit-sharing plan, stock purchase or stock option plan to the same extent as other similarly situated employees of the Company, subject to the terms of the applicable plan.

ii.

Employee shall be entitled to participate in all health insurance, dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law and subject to the terms of the applicable plan.

iii.

The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

4. Expense Reimbursement. Employee shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him or her in the performance of his or her services to the Company consistent with corporate policies, provided that the expenses are properly accounted for. Any such reimbursement will be made to as soon as administratively feasible following submission of such documentation of such expense, but shall be made no later than the calendar year following the calendar year in which such expense is incurred.

5. Severance Rights.

A. Severance Not in Connection with a Change in Control. In case of a Triggering Event that becomes effective other than during a Change in Control Period, and subject to the Release required under Paragraph 6 becoming enforceable and irrevocable, Employee shall have the following severance rights:

i.

Severance Payments. Company shall pay Employee’s then-current Base Salary for a period of 18 months from the Triggering Event, which severance will be payable in accordance with the Company’s then current payroll practices.

ii.

Health Care Coverage. Subject to Employee’s timely election of continuation coverage under COBRA, the Company shall reimburse Employee the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Employee (and Employee’s eligible dependents) for a period of eighteen (18) months, provided that Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

iii.

Vesting of Equity. Notwithstanding any provisions to the contrary contained in any stockholders agreement, option agreement, award agreement or other agreement, immediately upon the Release becoming enforceable and no longer subject to revocation, all of Employee’s unvested options awarded prior to the Effective Date shall fully vest and become exercisable.

B. Severance in Connection with a Change in Control. In case of a Triggering Event that becomes effective during a Change in Control Period, and subject to the Release required under Paragraph 6 becoming enforceable and irrevocable, Employee shall have the following severance rights:

i.

Severance Payments. Company shall pay Employee an amount equal to 1.5 times the sum of Employee’s then-current Base Salary and Target Bonus, payable in 18 equal monthly installments following the Triggering Event.

ii.

Health Care Coverage. Subject to Employee’s timely election of continuation coverage under COBRA, the Company shall reimburse Employee the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Employee (and Employee’s eligible dependents) for a period of eighteen (18) months, provided that Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

iii.

Vesting of Equity. Notwithstanding any provisions to the contrary contained in any stockholders agreement, option agreement, award agreement or other agreement, immediately upon the Release becoming enforceable and no longer subject to revocation, all of Employee’s unvested options then-outstanding shall fully vest and become exercisable.

6. Release. The Company’s obligations under Paragraph 5 are expressly conditioned upon Employee’s execution (and non-revocation) of a release of claims (the “Release”) in a form to be provided by the Company. The Release will carve out rights to indemnification and directors and officers liability insurance, if applicable, post-employment amounts due pursuant to Paragraph 5 and vested benefits and vested equity. The Release must be effective and irrevocable on or prior to the 60th day following the termination of Employee’s employment, and any severance payable to Employee will be paid pursuant to the Company’s regular payroll schedule commencing on the first payroll date following the effective date of the Release, provided that if the Release review period begins in one tax year and ends in a later tax year, the payment of the severance will commence in the later tax year following the date the Release is effective and irrevocable. The first installment will include those payments that would have been made to Employee had the payments commenced on the first payroll date following Employee’s termination of employment.

6. Termination on Employee’s Other than in Connection with a Triggering Event. In the event of a termination of Employee’s employment with the Company due to death or disability, the Company’s termination of Employee’s employment with Cause or Employee’s resignation other than in connection with a Constructive Termination, Employee (or, in the case of Employee’s death, Employee’s beneficiary or if no such person is designated, to Employee’s estate or personal representative) shall be entitled to payment of: (i) all accrued and unpaid base salary and all accrued but unused vacation time for the then-current annual period; (ii) all unreimbursed business expenses incurred through the date of termination; and (iii) any bonus pursuant to Paragraph 3.C earned prior to the date of Employee’s termination. Such benefits are payable in a lump sum within thirty (30) days after the date of Employee’s termination, or such earlier date as may be required by applicable law.

7. Non-Disclosure and Assignment Agreement. Employee acknowledges and agrees that the Information, Inventions, Non-Competition and Non-Solicitation Agreement previously executed by him in favor of Company, the terms of which are hereby incorporated by reference, remains in full force and effect.

8. Indemnification. Employee shall be entitled to indemnification, in accordance with the applicable provisions of the Company’s Articles of Incorporation, the Company’s Bylaws and any Indemnification Agreement entered into by Employee and Company, against all expense, liability, and loss (including attorney’s fees and settlement payments) which Employee may incur by reason of any action, suit or proceeding arising from or relating to the performance of Employee’s duties as an officer or director of the Company.

9. Section 409A Compliance.

A. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

B. To the extent that any of the payments or benefits provided for in Section 5 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, the following interpretations apply to Paragraph 5:

(i) Any termination of Employee’s employment triggering payment of benefits under Paragraph 5 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service, any benefits payable under Paragraph 5 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service.

(ii) If Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Paragraph 5 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (a) the business day following the six-month anniversary of the date his separation from service becomes effective, and (b) the date of Employee’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (a) the business day following the six-month anniversary of the date his separation from service becomes effective, and (b) Employee’s death, the Company shall pay Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Employee prior to that date under Paragraph 5 of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Paragraph 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. In particular, the installment severance payments set forth in Paragraph 5(a)(i) and 5(b)(i) of this Agreement shall be divided into two portions. That number of installments commencing on the first payment date set forth in Paragraph 5(a)(i) or

5(b)(i) of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurs shall be payable in accordance with Treas. Reg. §1.409A-1(b)(9)(iii) as an involuntary separation plan. The remainder of the installments shall be paid in accordance with Paragraph 5(a)(i) and 5(b)(ii) above.

(iv) Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

C. In the event any provision of this Agreement is ambiguous, but a reasonable interpretation of the provision would cause a payment or benefit not to be subject additional tax imposed by Section 409A, the parties intend that interpretation to govern this Agreement.

10. Excess Parachute Payments.

A. To the extent that any payment, benefit or distribution of any type to or for the benefit of Employee by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in Employee receiving a net after tax amount that exceeds the net after tax amount Employee would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code.

B. If a reduction in the Total Payments is required by the foregoing provisions of this Paragraph, the reduction shall occur in the following order: (i) reduction of cash payments for which the full amount is treated as a parachute payment; (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (iii) cancellation of any accelerated vesting of equity awards; and (iv) reduction of any continued employee benefits. In selecting the equity awards (if any), for which vesting will be reduced under clause (iii) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of the Total Payments, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. In no event shall Employee have any discretion with respect to the ordering of payment reductions.

C. If the Total Payments to Employee are reduced in accordance with this Paragraph as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under this Paragraph, it is possible that Total Payments to Employee which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to Employee which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. In the event of an Overpayment, then Employee shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by Employee to the date the same is repaid to the Company.

11. Warranties. Each party warrants that there is no prior contract which conflicts, or shall interfere in any manner, with that party’s performance of this Agreement. Each party warrants that its execution of this Agreement has been duly authorized and shall not violate any laws which may be applicable to that party. The parties have read and understand the terms of this Agreement, have sought and obtained legal counsel as they deem appropriate, and are freely entering into this Agreement, without reliance upon any statements or representations not contained herein.

12. Employee’s Attorney’s Costs. Company shall reimburse Employee for reasonable attorney’s costs incurred by Employee in connection with the preparation of this Agreement up to a maximum of Five Thousand Dollars.

13. Definitions. For purposes of this Agreement the following defined terms shall have the meanings set forth below:

A. “Cause” shall mean the occurrence of any of the following: (i) Employee has been indicted or convicted of a serious crime involving moral turpitude or a felony, including any plea of guilty or nolo contendere; (ii) Employee has engaged in fraudulent or materially dishonest actions in connection with the performance of his or her duties hereunder; (iii) Employee’s willful and grossly negligent or repeated refusal to perform his or her material duties or responsibilities after written notice of such failure; (iv) Employee’s material violation of any material written policies and procedures of the Company; and/or (v) Employee’s material breach of any of the material terms of this Agreement or any other material agreement that Employee now has or later has with the Company and/or any of its affiliates that is not cured within fifteen days (15) days after written notice thereof.

B. “Change in Control” shall mean the occurrence of any of the following: (i) any bona fide sale, conveyance or disposition of all or substantially all of the Company’s assets (including, without limitation, a grant of an exclusive license or exclusive licenses to all or substantially all of the Company’s intellectual property); (ii) the acquisition of the Company by means of consolidation, merger or other form of corporate reorganization by a single or related series of transactions in which the outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction); unless the Company’s stockholders of record as constituted immediately prior to such sale, conveyance, disposition or acquisition will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such sale, conveyance, disposition or acquisition; or (iii) any person or group of persons becomes the beneficial owner of more than fifty percent (50%) of the voting power of the Company for the election of directors, but excluding a bona fide financing of the Company in which the Company issues additional or new securities in exchange for an investment in the Company, provided in each case that the Change in Control also qualifies as a “change in ownership” or a “change in the ownership of substantial assets” of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5).

C. “Change in Control Period” shall mean the period commencing on the closing of a Change in Control and the 12 month period following the consummation of the Change in Control.

D. “Code” shall mean the Internal Revenue Code of 1986, as amended, and is interpretative regulations.

E. “Constructive Termination” shall mean Employee’s termination of his or her employment as a result of the material breach by Company of this Agreement, including (without limitation) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities of Employee, provided that no such breach shall be considered a Constructive Termination unless Employee has provided Company with written notice of such breach within ninety (90) days of the breach first occurring and Company has failed to cure such breach within the thirty (30) day period following receipt of such notice. Employment will subsequently terminate sixty (60) days after cure period concludes.

F. “Triggering Event” shall mean the occurrence of any of the following: (i) the Company’s termination of the Employee’s employment without Cause; or (ii) a Constructive Termination.

14. Governing Law. This Agreement shall be governed under the internal laws of the State of Maryland, without regard to conflicts of law principles.

15. Disputes. In the event of any difference of opinion or dispute between the parties with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, such dispute shall be subject to the exclusive jurisdiction of the federal and State courts located in Maryland. Each party hereby submits to the jurisdiction of, and waives any objection to venue in, any such court for purposes of adjudicating any such dispute.

16. Binding Effect. This Agreement shall bind and inure to the benefit of each party, and each of their successors, shareholders, assigns, heirs, executors, administrators, directors, managers, officers, partners, attorneys, agents, servants and employees.

17. Entire Agreement. This Agreement represents the entire agreement between the parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, including any employment agreements, whether oral or written, by or between the parties with respect thereto. Specifically, that certain Employment Agreement dated June 1, 2017 by and between the parties is hereby terminated and Employee waives all rights and claims that Employee may have pursuant to such Employment Agreement, including, without limitation, all claims of breach by Company.

18. Notices. Any notice or other communication required or permitted under this Agreement shall be deemed given on the day it is delivered in person, or on the third business day following the day in which it was mailed, by first class, registered, or certified mail, to the address of the party to receive the notice.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

20. Titles. Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraph.

21. Other Professional Activities. Subject to the Board’s written approval, Employee may perform certain other professional activities not related to her or his employment with the Company, but consistent with standard practice so long as those activities do not interfere with his or her obligations to the Company. The Board will review for approval, at the Company’s sole discretion, these outside activities as requested by Employee. No such approval by the Company will be deemed or construed to modify this Agreement or the Employee Proprietary Information, Inventions, Non-Competition and Non-Disclosure Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

NexImmune, Inc.

By:	/s/ John Trainer Name: John Trainer
Title: Chief Financial Officer

Employee

/s/ Scott Carmer Scott Carmer